Exhibit 99.2

Corporate & financial news release

Scott’s Liquid Gold-INC. to end DISTRIBUTION of 7th Heaven brands

DENVER, COLORADO – May 11, 2020 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced the termination of its exclusive distribution agreement with Montagne Jeunesse, manufacturer of 7th Heaven skin care sachets.

Scott’s and Montagne Jeunesse mutually agreed to terminate the relationship. Scott’s will continue to fulfill orders of 7th Heaven sachets through June 1, 2020 and will receive approximately $1.1 million for its remaining 7th Heaven inventory, as well as two transition payments totaling $350,000.

Mark Goldstein, CEO and Chairman of Scott’s said, “Since we began this relationship in 2001, Montagne Jeunesse has been a valued partner of Scott’s. It has been a wonderful experience to work with the team at Montagne Jeunesse for nearly two decades. Experiencing the success of the 7th Heaven brand together will forever be a part of Scott’s history.

While this was not an easy decision for either party, we believe it is in the best interest of both companies as we pursue different strategic paths. We are fortunate to have had such a strong relationship with Montagne Jeunesse and wish their team well in their future endeavors.”

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032